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                                                                     EXHIBIT 4.2


                                 FORCENERGY INC

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL AND OTHER SPECIAL RIGHTS OF

                     14% SERIES A CUMULATIVE PREFERRED STOCK

                           (Par Value $0.01 Per Share)

                         AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                         -------------------------------

                         Pursuant to Section 303 of the
                General Corporation Law of the State of Delaware

                         -------------------------------


   The undersigned President and Secretary of FORCENERGY INC, a Delaware corporation (the "Corporation"), certify that:

     1. The United States Bankruptcy Court for the Eastern District of Louisiana (the "Court"), in Case Nos. 99-11391"A" and 99-11392"A" pursuant to Chapter 11 of Title 11 of the United States Code, has confirmed a plan of reorganization (the "Plan") for the Corporation, pursuant to Chapter 11 of Title 11 of the United States Code;

     2. In accordance with Section 303(c) of the General Corporation Law of the State of Delaware, a certified copy of this Certificate of Designation is being filed with the Secretary of State of the State of Delaware (the "Secretary");

     3. The provision for the making of this Certificate of Designation is contained in the Plan; and

     4. Pursuant to the Plan and the filing of a certified copy of this Certificate of Designation with the Secretary in accordance with the provisions of Section 303(c) of the General Corporation Law of the State of Delaware, the Court has authorized and the Corporation hereby creates and provides for the issue of a series of Preferred Stock, herein designated as the 14% Series A Cumulative Preferred Stock (the "Preferred Stock"), which shall consist initially of 40,000 shares of Preferred Stock (subject to increase or decrease by the Board as described herein in accordance


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with Section 151 of the General Corporation Law of the State of Delaware), and
the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in
Section 9):

     1.   Designation and Amount; General.

          (a) The series of Preferred Stock authorized by this resolution shall be designated the 14% Series A Cumulative Preferred Stock and shall have a par value of $.01 and a stated value of $1,000 per share (the "Stated Value").

          (b) Each share of Preferred Stock shall be identical in all respects with the other shares of Preferred Stock except as to the dates from and after which dividends thereon shall be cumulative and subject to the provisions of Sections 3(b) and 7(f).

          (c) The number of shares of Preferred Stock shall initially be 40,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 8(b)(1)) or decreased (but not below the number of shares of Preferred Stock then outstanding) by resolution of the Board.

          (d)  No fractional shares of Preferred Stock shall be issued.

          (e) In any case where any Dividend Payment Date or redemption date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designation) payment of dividends or redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date or redemption date; provided that no interest shall accrue on such amount of dividends or redemption price for the period from and after such dividend payment date or redemption date, as the case may be.

     2. Rank. In the payment of dividends and in the distribution of assets upon the liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, the shares of Preferred Stock shall rank senior and prior to all classes of Junior Stock of the Corporation and to each other class of capital stock of the Corporation established hereafter by the Board.


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     3.   Dividends.

          (a) Holders of the outstanding shares of Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, dividends on each share of the Preferred Stock at a rate per annum equal to 14% of the Stated Value of such share (the "Dividend Payment"), payable quarterly on the last Business Day of each March, June, September and December, respectively, in each year, commencing March 31, 2000 (the "Dividend Payment Date"), with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective Dividend Payment Date.

          (b) Any dividend payments made with respect to the Preferred Stock may be made in an amount of fully paid and nonassessable shares of Preferred Stock equivalent to the Dividend Payment (the "PIK Shares"); provided, however, that beginning on the fourth anniversary of the date hereof the dividend payments shall be made in cash and not by the issuance of PIK Shares.

          For purposes of dividends payable in PIK Shares, the Corporation shall execute, issue and deliver on such Dividend Payment Date to each holder of record on the related record date, a stock certificate dated such Dividend Payment Date representing a number of PIK Shares equal to the dividend payable to such holder, which number shall equal the quotient of the dollar amount of the dividend declared divided by the Stated Value, and the due issuance of such PIK Shares shall constitute full payment thereof; provided, however, that, in lieu of the issuance of any fractional PIK Shares, the Corporation shall, in its sole discretion, either (x) pay, on such dividend date, to each holder of a fractional PIK Share an additional PIK Share amount to round up such fractional share to a full PIK Share, (y) pay, on such Dividend Payment Date, to each holder of a fractional PIK Share (rounded up or down to the nearest 1/100th of a share) an amount in cash equal to the product of such fraction and the Stated Value, or (z) on behalf of and for the accounts of all holders of shares of Preferred Stock who would otherwise be entitled to a fractional PIK Share as a dividend on the aggregate number of shares of Preferred Stock held by such holder on the related record date, the Corporation shall aggregate all such fractional PIK Shares (each such fractional share rounded up or down to the nearest 1/100th of a share) and, on or before the tenth Business Day following such Dividend Payment Date, sell such aggregated fractional PIK Shares in compliance with any applicable securities laws and, within six Business Days of such sale, pay each such holder his proportionate share of the net proceeds of such sale.

          (c) Dividends on the Preferred Stock shall be cumulative, but not compounded, as follows:


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               (1)  if such shares are issued prior to the record date for the first dividend on shares of Preferred Stock, from the date of first issue of any shares of Preferred Stock;

               (2) if such shares are issued during any period commencing on (and including) the day after a record date for a dividend on shares of Preferred Stock and ending on (and including) the payment date for such dividend, from such Dividend Payment Date; and

               (3) otherwise from the last Business Day of each March, June, September and December, next preceding the date of issue of such shares.

          Dividends on the Preferred Stock shall be computed for any period less than or greater than a full quarter on the basis of a year of 360 days of equal 30-day months.

          Dividends shall be payable to the holders of record of the Preferred Stock appearing on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as may be fixed by the Board. Dividends in arrears for any past dividend periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on a date not more than 60 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board.

          (d) All dividends paid with respect to shares of Preferred Stock shall be paid pro rata, both as to amount and (subject to the proviso to the first sentence of Section 3(b)) as to the portion thereof, if any, paid in PIK Shares.

          (e) So long as any shares of Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare or pay or set apart for payment any dividends or make any other distribution on the Junior Stock or on any Junior Rights (as defined below) and shall not (and shall not permit any subsidiary of the Corporation to), directly or indirectly, redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other similar fund for the redemption or purchase of, any Junior Stock or any Junior Rights (other than the acquisition of (x) Junior Stock as a result of a reclassification, exchange or conversion of Junior Stock solely into Junior Stock, (y) Junior Rights upon the exercise, conversion or exchange thereof solely for Junior Stock or (z) Junior Rights in a Call Repurchase) unless: (1) the full dividends on all outstanding shares of the Preferred Stock and on any outstanding shares of capital stock of the Corporation which rank on a parity with the Preferred Stock in the payment of dividends for all past quarter-yearly (or, in the case of such other capital stock, any other applicable) dividend periods with respect thereto ending on or prior to the date of such dividend or distribution, acquisition for value or setting apart

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     shall have been paid; and (2) the full dividends on all outstanding shares of Preferred Stock and on any outstanding shares of capital stock of the Corporation which rank on a parity with Preferred Stock in the payment of dividends for the then current quarter-yearly (or, in the case of such other capital stock, any other applicable) dividend period with respect thereto ending next after such date either (A) shall have been paid in cash or a cash reserve or (B) shall have been declared and a sum in cash sufficient for the payment thereof shall have been deposited by the Corporation in an irrevocable trust with a bank or trust company organized and in good standing under the laws of the United States of America or any State thereof, doing business in the Borough of Manhattan, The City of New York and having capital and surplus of not less than $50,000,000 according to its last published statement of condition (a "Trust") for the pro rata benefit of the holders thereof.

          In addition, the Corporation shall not declare or pay or set apart for payment any cash dividend or make any other distribution in cash on, and shall not (and shall not permit any subsidiary of the Corporation to) redeem, purchase or otherwise acquire for cash, or set apart cash for any sinking or other analogous fund for the redemption or purchase of, any shares of Junior Stock or any Junior Rights (other than any acquisition of any Junior Rights constituting a Call Repurchase) if all or any portion of the dividends paid to holders of shares of Preferred Stock in respect of the dividend period ending next before the date of such dividend or distribution, acquisition or setting apart was paid in PIK Shares pursuant to Section 3(b).

               (f) No full dividends shall be declared by the Corporation or paid or set apart for payment by the Corporation on any shares of capital stock of the Corporation which rank on a parity with the Preferred Stock in the payment of dividends for any period unless the full dividends on all outstanding shares of the Preferred Stock for all quarter-yearly dividend periods ending on or prior to the date of payment of such full dividends on such parity stock have been or contemporaneously are declared and paid or declared and an amount (whether in cash or PIK Shares) sufficient for the payment thereof shall have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor. If any dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock and any other such parity stock, all dividends declared and paid upon shares of the Preferred Stock and any other such parity stock shall be declared and paid pro rata (as nearly as may be) so that the amount of dividends declared and paid per share of the Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock and such parity stock bear to each other.

               (g) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Preferred Stock which may be in arrears.


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     4.   Liquidation.

          (a) In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, but before any distribution is made to holders of shares of Junior Stock upon any such liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the Stated Value (the "Liquidation Preference"), plus all accrued and unpaid dividends (whether or not declared) on each such share to the date fixed for distribution or payment, provided that the per share cash amount payable for accrued but unpaid dividend payments in the form of fully paid and nonassessable shares of Preferred Stock shall be equal to the Stated Value (the "Liquidation Payment"). If, upon any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Preferred Stock with respect to any distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the holders of Preferred Stock and the holders of such capital stock so ranking on a parity with the Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

          (b) Notice of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be given by mail, postage prepaid, not less than 30 days prior to the distribution or payment date stated therein, to each holder of record of Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall state a distribution or payment date, the amount of the Liquidation Payment and the place where the Liquidation Payment shall be distributable or payable.

          (c) After the payment in cash to the holders of shares of the Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of Preferred Stock, the holders of outstanding shares of Preferred Stock shall have no right or claim, based on their ownership of shares of Preferred Stock, to any of the remaining assets of the Corporation.

     5. Conversion. The shares of Preferred Stock shall not be convertible into shares of Common Stock.

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     6.   Redemption.

          (a) At any time the Corporation may, at its option, redeem the Preferred Stock, in whole or in part (an "Optional Redemption"), in cash, for a price payable for each share of Preferred Stock (including PIK Shares) equal to the sum of the Stated Value plus all accrued and unpaid dividends (whether or not declared) with respect thereto to the redemption date; provided that the per share cash amount payable for accrued but unpaid dividend payments in the form of fully paid and nonassessable shares of Preferred Stock shall be equal to the Stated Value (the "Redemption Payment").

          (b) Upon the occurrence of a Change of Control, each holder of Preferred Stock will have the right to require the Company to repurchase such holder's shares of Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at a price payable for each share of Preferred Stock (including PIK Shares) equal to 101% of the Stated Value plus all accrued and unpaid dividends (whether or not declared) on each such share to the date fixed for payment; provided that the per share cash amount payable for accrued but unpaid dividend payments in the form of fully paid and nonassessable shares of Preferred Stock shall be equal to the Stated Value (the "Change of Control Payment").

          (c) Notwithstanding anything to the contrary contained herein, the Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Corporation and purchases all shares of Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

     7. Terms of Redemption. Any Optional Redemption or a Change of Control Offer shall be effected in the manner and with the effect set forth in this
Section 7.

          (a) Any Redemption Payment or Change of Control Payment, as the case may be, shall be paid in cash out of funds legally available therefor.

          (b) The Corporation shall give notice of any Optional Redemption by mail, postage prepaid, not less than 20 days nor more than 60 days prior to the date fixed for such redemption, to each holder of record of the shares of Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice to any holder shall state the redemption date, the redemption price, the place where the shares to be redeemed, upon presentation and surrender of the certificates representing such shares, shall be redeemed and the redemption price therefor shall be paid; and that dividends on such shares shall cease to accrue on the

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     redemption date. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of the Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of the Preferred Stock.

          (c) The Corporation shall give notice of any Change of Control by mail, postage prepaid, not more than 60 days after such event to each holder of record of the shares of Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Any such notice shall describe the transaction or transactions that constitute the Change of Control and offer to repurchase the Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this
     Section 7 and described in such notice.

          (d) If a notice of redemption of shares of Preferred Stock shall have been duly given (whether pursuant to an Optional Redemption or a Change of Control Offer), and if the Corporation deposits in cash the aggregate redemption price of such shares in a Trust for the pro rata benefit of the holders of such shares prior to such redemption date, then from and after the time of such deposit, or, if no such deposit is made, then upon such redemption date (if on or before such redemption date all funds in cash necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor), and notwithstanding that any certificate representing any such shares shall not have been surrendered for cancellation, (i) dividends on such shares shall cease to accrue on such redemption date,
     (ii) the holders of such shares shall cease to be stockholders with respect to such shares, (iii) such shares shall no longer be deemed to be outstanding and shall no longer be transferable on the books of the Corporation and (iv) such holders shall have no interest in or claim against the Corporation with respect to such shares except only the right to receive from the Corporation the amount payable on redemption thereof, without interest (or, in the case of such deposit, from such bank or trust company the funds so deposited, without interest), upon surrender of the certificates representing such shares on or after the redemption date (or, in the case of such deposit, at any time after such deposit). Any funds so deposited in a Trust and unclaimed at the end of two years from the date fixed for redemption shall, to the extent permitted by law, be repaid to the Corporation upon its request, after which the holders of such shares shall look only to the Corporation for payment thereof.

          (e) Upon any redemption of shares of Preferred Stock (whether pursuant to an Optional Redemption or a Change of Control Offer), the shares of Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Stock,

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     undesignated as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such redemption.

     8.   Voting; Other.

          (a) The holders of shares of Preferred Stock shall have only those voting rights expressly provided herein or as otherwise required by Delaware law. As to matters upon which holders of shares of Preferred Stock are entitled to vote, the holders of Preferred Stock shall be entitled to one vote per share. Except as otherwise provided herein, holders of Preferred Stock and holders of Junior Stock shall vote together as a single class.

          (b) So long as any shares of the Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the Corporation shall not, directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the number of shares of Preferred Stock then outstanding, or a majority of the members of the Board elected by the holders of the Preferred Stock,

               (i) authorize or approve the issuance of any shares of, or of any security convertible into, or exercisable or exchangeable for, shares of any other capital stock of the Corporation, which shares rank prior to or pari passu with the shares of Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation (other than the issuance of any PIK Shares pursuant to Section 3(b) or the issuance of Preferred Stock pursuant to the Plan);

               (ii) voluntarily redeem or repurchase any outstanding stock of the Corporation unless such redemption or repurchase is to be effected in accordance with an employee benefit plan approved by the Board;

               (iii) declare or pay any dividends on any outstanding stock (except Preferred Stock) of the Corporation, except as expressly provided herein; or

               (iv) engage in any business other than the business currently engaged in by the Corporation and any business substantially similar or related thereto.

     (c) An "Event of Noncompliance" shall have occurred if (i) the Corporation has failed to declare and pay any dividend on the Preferred Stock for any two
(2) consecutive quarters or (ii) the Corporation has failed to declare and pay any dividend on the Preferred Stock for any six (6) quarters in the aggregate, whether or not such payments are legally permissible or are prohibited by any agreements to which the Corporation is subject. The

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     Corporation shall promptly deliver notice of the occurrence of an Event of
     Noncompliance to the holders of the Preferred Stock upon discovery thereof.

          If any Event of Noncompliance has occurred and is continuing, the number of directors constituting the Corporation's Board of Directors shall, at the request of the holders of a majority of the Preferred Stock then outstanding, be increased by two members, and the holders of Preferred Stock shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect two individuals to fill such newly created directorships, to fill any vacancy of such directorships and to remove any individuals elected to such directorships. The newly created directorship shall constitute a separate class of directors, and the director elected by the holders of the Preferred Stock shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus two. The special right of the holders of Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this Section 8(c), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

          At any time when such special right has vested in the holders of Preferred Stock a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing a director pursuant to this Section 8(c). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding. Any holder of Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this Section 8(c).


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          At any meeting or at any adjournment thereof at which the holders of
     Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

          Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the expiration of the later of (a) the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

          If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

     9. Certain Definitions. As used herein with respect to the Preferred Stock, the following terms shall have the following meanings:

          (a) "accrued dividends", with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from and including the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

          (b) "Adjustment Event" shall have the meaning set forth in Section 5(d)(1).

          (c) "Affiliate" shall mean any Person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation.

          (d)  "Board" shall mean the Board of Directors of the Corporation.

          (e) "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or obligated by law or executive order to close.


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          (f)  "Call Repurchase" shall mean a repurchase for cash by the
     Corporation of any of its Warrants to purchase Common Stock initially issued to purchasers of the Preferred Stock pursuant to a Warrant Agreement, dated as of February 4, 2000 between the Corporation and American Stock Transfer & Trust Company, as Warrant Agent pursuant to which such Warrants are to be issued (i) which repurchase has been approved by the Board and (ii) the amount of which repurchase, together with the amounts of any other previous Call Repurchases, does not exceed $4,000,000 in the aggregate.

          (g) "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          (h) "Change of Control" shall be deemed to occur at such time as (i) any Person (including a "group" within the meaning of Section 13(d) of the Exchange Act) other than a member of the Control Group becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Common Stock, (ii) the Corporation merges or consolidates with or into another Person and all of the voting securities of the Corporation that are outstanding immediately prior to such transaction are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the outstanding capital stock of the surviving corporation, which securities represent immediately after such transaction at least a majority of the aggregate voting power of the voting stock of the surviving corporation or parent corporation, as the case may be, or (iii) the sale of all or substantially all of the assets other than the Corporation other than a Permitted Transfer.

          (i) "Certificate of Incorporation" shall mean the Amended and Certificate of Incorporation of the Corporation approved pursuant to the Plan and as amended from time to time.

          (j) "Common Stock" shall mean the common stock of the Company, par value $0.01, which stock has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

          (k) "Control Group" shall mean any Person and their Affiliates who beneficially own in excess of 5% of either the Common Stock or the Preferred Stock as of the Effective Date of the Plan.


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



          (m)  "Corporation" shall mean Forcenergy Inc, a Delaware corporation.

          (l) "Court" shall mean The United States Bankruptcy Court for the Eastern District of Louisiana

          (n)  "Debtors" shall have the meaning set forth in the Plan.

          (o) "Effective Date" shall mean the date on which the Plan is declared or becomes effective.

          (p) "Exchange Act" refers to the Securities Exchange Act of 1934 as it may be amended and any successor act thereto.

          (q) "holder" of shares of Preferred Stock shall mean the stockholder in whose name such Preferred Stock is registered in the stock books of the Corporation.

          (r) "Issue Date" shall mean the date on which the Preferred Stock is initially issued.

          (s) "Junior Right" shall mean any option, right or warrant convertible into, or exercisable or exchangeable for, any Junior Stock.

          (t) "Junior Stock" shall mean the Common Stock and any other class or series of shares of the Corporation hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.

          (u) "Liquidation Payment" shall have the meaning set forth in Section 4(a).

          (v)  "Liquidation Preference" shall have the meaning set forth in
     Section 4(a).

          (w) "Optional Redemption" shall have the meaning set forth in paragraph 6(a).

          (x) "Permitted Transfer" shall mean (i) any merger, consolidation or combination of a Wholly Owned Subsidiary of the Corporation with or into another Wholly Owned Subsidiary of the Corporation or with or into the Corporation, or (ii) the sale of all or substantially all of the assets of the Debtors in which the holders of Preferred Stock receive the Stated Value per share plus all accrued and unpaid dividends (whether or not declared) from the proceeds thereof.


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



          (y) "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          (z)  "PIK Shares" shall have the meaning set forth in Section 3(b).

          (aa) "Plan" shall mean the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for the Corporation and its Affiliated Debtors (as therein described), as confirmed by the Court.

          (bb) "Preferred Stock" shall mean the Corporation's 14% Series A Cumulative Preferred Stock, par value $0.01 per share.

          (cc) "Stated Value" shall have the meaning set forth in Section 1(a).

          (dd) "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

          (ee) "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

     10. Entire Designation. The shares of Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation or as may be provided by law.

     11. Amendment. The provisions hereof and the Certificate of Incorporation shall not be amended in any manner which would materially and adversely affect the rights, privileges or powers of the Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding shares of Preferred Stock, voting together as a single class.

     12. Record Holders. The Corporation and any duly appointed transfer agent and registrar for the Preferred Stock shall deem and treat the record holder of any Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation not said transfer agent shall be affected by any notice to the contrary.

     13.  Events of Noncompliance.

          (a)  Definition. An Event of Noncompliance shall have occurred if:

               (i) the Corporation fails to pay within five days of any Dividend Payment Date the full amount of dividends then accrued on the Preferred Stock, whether or not such payments are legally permissible or are prohibited by any agreement to which the Corporation is subject;

               (ii) the Corporation fails to make any redemption payment with respect to the Preferred Stock which it is required to make hereunder within 15 days of the applicable redemption date of any Optional Redemption or Change of Control Offer, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject; or

               (iii) the Corporation breaches in any material respect or otherwise fails to perform or observe in any material respect any other covenant or agreement set forth herein in any material respect for a period of 90 days.

          The Corporation shall promptly deliver notice of the occurrence of an Event of Noncompliance to the holders of Preferred Stock upon discovery thereof.

          (b) Consequences of Events of Noncompliance. If any Event of Noncompliance has occurred and is continuing, the number of directors constituting the Corporation's Board of Directors shall, at the request of the holders of a majority of the Preferred Stock then outstanding, be increased by two members, and the holders of Preferred Stock shall have the special right, voting separately as a single class (with each share of Preferred Stock being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect two individuals to fill such newly created directorship, to fill any vacancy of such directorships and to remove any individual elected to such directorships. The newly created directorships shall constitute a separate class of directors, and the directors elected by the holders of the Preferred Stock shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus two. The special right of the holders of Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this Section 13(b), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

     At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing a director pursuant to this Section 13(b). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding. Any holder of Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this Section 13(b).

     At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

     Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the expiration of the later of (a) the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

     If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Stig Wennerstrom, its President, and attested by Thomas F. Getten, its Secretary, whereby said President affirms, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true, this 4th day of February, 2000.

                                                  FORCENERGY INC


                                                  By: /s/ STIG WENNERSTROM
                                                     ---------------------------
                                                     Stig Wennerstrom, President


                     Attest:

                     /s/ THOMAS F. GETTEN
                     --------------------------------
                     Thomas F. Getten, Secretary



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